SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 27, 2005

ABC Bancorp

(Exact name of registrant as specified in its charter)

Georgia	0-16181	58-1456434
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

24 2nd Avenue, S.E., Moultrie, Georgia	31768
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (229) 890-1111

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On January 27, 2005, ABC Bancorp (the “Company”) issued a press release announcing the appointment as of that date of Dennis J. Zember, Jr. as Executive Vice President and Chief Financial Officer of the Company. Mr. Zember will begin serving in this role effective February 14, 2005.

Mr. Zember, who is 35 years old, has served since January, 2002 as Senior Vice President and Treasurer of Flag Financial Corporation and as Senior Vice President and Chief Financial Officer of Flag Bank in Atlanta, Georgia. From August, 1997 to December, 2001, Mr. Zember served as Vice President and Treasurer of Century South Banks, Inc. In addition, Mr. Zember is a Certified Public Accountant and was previously employed with Coopers & Lybrand and Porter Keadle Moore, LLP.

The terms of employment agreed to by the Company and Mr. Zember provide that Mr. Zember will be employed for an initial period of two years at an initial base salary of $182,500. In addition, Mr. Zember will be entitled to receive an annual bonus and to participate in the ABC Bancorp Omnibus Stock Ownership and Long Term Incentive Plan and all other employee benefit, retirement and compensation plans of the Company consistent with his salary and his position with the Company. At this time, the parties have not finalized an employment agreement memorializing the foregoing terms.

A copy of the Company’s press release regarding Mr. Zember’s appointment is attached as Exhibit 99.1 to this Current Report.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

99.1	Press release dated January 27, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

ABC BANCORP

By:	/s/ Edwin W. Hortman, Jr.
Edwin W. Hortman, Jr.,
President and Chief Executive Officer

Dated: February 1, 2005

EXHIBIT INDEX

99.1	Press release dated January 27, 2005.